Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal First Quarter 2024 Results; Raises Fiscal Year 2024 Outlook

First Quarter Fiscal 2024 Highlights

●	GAAP Results as Compared to First Quarter Fiscal 2023:
o	Net sales increased 48% to $1,665 million, which includes $375 million of incremental sales attributable to acquisitions
o	Income from operations increased 106% to $323 million
o	Net income increased to $235 million from $232 million
o	Diluted EPS remained flat at $1.60
●	Non-GAAP Results as Compared to First Quarter Fiscal 2023:
o	Adjusted Income from Operations(1) increased 104% to $330 million
o	Adjusted Net Income(1)increased 111% to $240 million
o	Adjusted Diluted EPS(1) increased 109% to $1.63 from $0.78
o	Adjusted EBITDA(1) increased 76% to $413 million
●	Repurchased $100 million of common stock and paid $41 million in cash dividends

Updated Fiscal 2024 Outlook

●	Net sales of $6.8 billion to $7.0 billion
●	Net income of $800 million to $870 million, and Diluted EPS of $5.47 to $5.92
●	Adjusted Net Income(1) of $805 million to $875 million and Adjusted Diluted EPS(1) of $5.50 to $5.95
●	Adjusted EBITDA(1) of $1,540 million to $1,620 million

EAGLE, ID (October 5, 2023) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the first quarter of fiscal 2024 and raised its full year earnings targets for fiscal 2024.

“We delivered solid sales and earnings growth in the quarter, driven by the carryover benefit of pricing actions initiated last year as well as improved customer and product mix,” said Tom Werner, President and CEO. “Organic sales volumes were in line with expectations, and shipment trends improved as the quarter progressed.”

“We raised our earnings target for the year to reflect our performance in the quarter, as well as the current solid demand and pricing environment. We continue to expect the potato crop in our growing regions in North America will be in line with historical averages, and we believe the overall crop in Europe has improved compared to earlier predictions as a result of better growing conditions. The integration of our EMEA operations and our capacity expansions also remain on track, including the start-up of our facility in China this month. With these investments, along with our strategic efforts to improve the capabilities and flexibility of our global production network and operations, we believe that we are well-positioned to continue to serve our customers and drive sustainable, profitable growth over the long term.”

Summary of First Quarter FY 2024 Results
($ in millions, except per share)

		Year-Over-Year
	Q1 2024	Growth Rates
Net sales	$1,665.3	48%
Income from operations	$323.3	106%
Net income	$234.8	1%
Diluted EPS	$1.60	0%

Adjusted Income from Operations (1)	$329.9	104%
Adjusted Net Income (1)	$239.5	111%
Adjusted Diluted EPS(1)	$1.63	109%
Adjusted EBITDA(1)	$412.8	76%

Q1 2024 Commentary

Net sales increased $539.7 million to $1,665.3 million, up 48 percent versus the prior year quarter, with the current year quarter including $374.9 million of incremental sales attributable to the consolidation of the financial results of (1) Lamb-Weston/Meijer v.o.f. (“LW EMEA”), the Company’s former joint venture in Europe, following the completion of the Company’s acquisition in February 2023 of the remaining interest in LW EMEA (the “LW EMEA Acquisition”), and (2) Lamb Weston Alimentos Modernos S.A. (“LWAMSA”), the Company’s joint venture in Argentina, following the Company’s acquisition in July 2022 of an additional 40 percent interest in LWAMSA (the “LWAMSA Acquisition” and, together with the LW EMEA Acquisition, the “Acquisitions”).

Net sales, excluding the incremental sales attributable to the Acquisitions, grew 15 percent versus the prior year quarter. Price/mix increased 23 percent, reflecting the benefit of pricing actions across both of the Company’s business segments to counter input and manufacturing cost inflation, the timing of trade spending in North America, and favorable mix, partially offset by lower customer transportation charges. Volume declined 8 percent, primarily reflecting the Company’s decisions to exit certain lower-priced and lower-margin business as it continues to strategically manage customer and product mix. To a lesser extent, inventory destocking by certain customers in international markets and in select U.S. retail channels also pressured volumes. Volume elasticities in response to inflation-based pricing actions across the Company’s portfolio have generally been low.

Gross profit increased $226.2 million versus the prior year quarter to $499.5 million, and included $22.5 million of costs ($16.7 million after-tax, or $0.11 per share) associated with the sale of inventory stepped-up to fair value in the LW EMEA Acquisition, and a $31.7 million ($23.8 million after-tax, or $0.16 per share) unrealized gain related to mark-to-market adjustments associated with commodity hedging contracts. The prior year quarter included a $4.0 million ($3.0 million after-tax, or $0.02 per share) unrealized loss related to mark-to-market adjustments associated with commodity hedging contracts. The Company has identified LW EMEA integration and acquisition-related items as items impacting comparability.

Excluding unrealized mark-to-market gains and losses related to commodity derivatives and items impacting comparability, gross profit increased $213.0 million, driven primarily by: benefits from pricing actions, which more than offset the impact of higher costs on a per pound basis and lower sales volumes; the timing of trade spending in North America; and incremental earnings attributable to the consolidation of the financial results of LW EMEA. The higher costs per pound reflected mid-to-high-single-digit cost inflation for key inputs, including: raw potatoes, labor, ingredients such as grains and starches used in product coatings, and energy. The increase in per pound costs was partially offset by lower costs for edible oils and transportation.

Selling, general and administrative expenses (“SG&A”) increased $59.9 million versus the prior year quarter to $176.2 million, and included $4.0 million of LW EMEA integration and acquisition-related expenses ($3.0 million after-tax, or $0.02 per share), $4.4 million ($3.3 million after-tax, or $0.02 per share) of unrealized losses related to mark-to-market adjustments associated with currency hedging contracts, and $7.4 million ($5.5 million after-tax, or $0.04 per share) of foreign currency exchange losses. The prior year quarter included $1.0 million ($0.7 million after-tax, with no per share impact) of foreign currency exchange losses.

Excluding these items, SG&A increased $45.1 million to $160.4 million, primarily due to incremental expenses attributable to the consolidation of the financial results of LW EMEA and higher expenses related to improving the Company’s information systems and enterprise resource planning (“ERP”) infrastructure.

Income from operations increased $166.3 million to $323.3 million, up 106 percent versus the prior year quarter. Adjusted Income from Operations(1), which excludes foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability, increased $167.9 million to $329.9 million, up 104 percent versus the prior year quarter. The increases were driven by higher sales and gross profit, partially offset by higher SG&A.

Net income was $234.8 million, up $2.9 million versus the prior year quarter, and Diluted EPS was $1.60, which is the same as the prior year quarter. Net income in the current quarter included a total net loss of $4.7 million ($6.6 million before tax, or $0.03 per share) of foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability. Net income in the prior year quarter included a total net benefit of $118.6 million ($154.6 million before tax, or $0.82 per share), including $104.2 million ($140.5 million before tax, or $0.72 per share) in unrealized mark-to-market adjustments associated with commodity and currency hedging contracts (primarily at LW EMEA), $0.7 million ($1.0 million before tax) in foreign currency exchange losses, and a $15.1 million gain (before and after-tax, or $0.10 per share) recognized in connection with the LWAMSA Acquisition, which related to the remeasuring of the Company’s previously held 50 percent ownership interest to fair value.

Adjusted Net Income(1) was $239.5 million, up $126.2 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $1.63, up $0.85 versus the prior year quarter. Adjusted EBITDA(1) increased $178.2 million to $412.8 million, up 76 percent compared to the prior year quarter. Higher income from operations, which includes the benefit of incremental earnings from LW EMEA, drove the increases.

The Company’s effective tax rate(2) in the first quarter was 22.9 percent, versus 24.1 percent in the prior year quarter. Excluding foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability in the first quarter of fiscal 2024 and 2023, the Company’s effective tax rate was 23.1 percent in the current quarter, and 25.0 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.

Q1 2024 Segment Highlights

Effective May 29, 2023, in connection with the Company’s Acquisitions and to align with its expanded global footprint, management, including the Company’s chief executive officer, who is its chief operating decision maker, began managing the Company’s operations as two business segments based on management’s change to the way it monitors performance, aligns strategies, and allocates resources. This resulted in a change from four reportable segments to two (North America and International), effective the beginning of fiscal 2024. Beginning with this first quarter of fiscal 2024, all summary financial information is presented under the new reportable segments and corresponding prior period amounts have been reclassified to conform with current period classification.

North America Summary

		Year-Over-Year
	Q1 2024	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$1,135.4	19%	24%	(5%)
Segment Adjusted EBITDA	$379.4	64%

Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, increased $179.8 million to $1,135.4 million, up 19 percent versus the prior year quarter. Price/mix increased 24 percent, reflecting the carryover benefit of pricing actions taken in fiscal 2023 to counter inflationary pressures, the timing of trade spending, and favorable mix, partially offset by lower customer transportation charges. Volume declined 5 percent, primarily reflecting the Company’s decisions to exit certain lower-priced and lower-margin business. To a lesser extent, lower shipments in response to inventory destocking by certain customers also pressured volumes.

North America Segment Adjusted EBITDA increased $147.6 million to $379.4 million. The carryover benefit of pricing actions, the timing of trade spending, and favorable mix drove the increases, which were partially offset by higher costs per pound and the impact of lower volumes.

International Summary

		Year-Over-Year
	Q1 2024	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$529.9	212%	18%	194%
Segment Adjusted EBITDA	$89.6	171%

Net sales for the International segment, which includes all sales to customers outside of North America, increased $359.9 million to $529.9 million, with the current year including $374.9 million of incremental sales attributable to the consolidation of the financial results of LW EMEA and LWAMSA. International net sales, excluding the incremental sales attributable to the Acquisitions, declined 9 percent. Price/mix increased 18 percent, driven by the carryover benefit of pricing actions taken in fiscal 2023 to counter inflationary pressures, as well as favorable mix, partially offset by lower customer transportation charges. Volume, excluding the benefit from acquisitions, declined 27 percent, primarily reflecting the Company’s decisions to exit certain lower-priced and lower-margin business. To a lesser extent, lower shipments in response to inventory destocking by certain customers in several markets in the Asia-Pacific region also pressured volume.

International Segment Adjusted EBITDA increased $56.5 million to $89.6 million, up 171 percent and excluded a net loss from comparability items of $22.5 million. Incremental earnings from the consolidation of the financial results of LW EMEA and favorable price/mix drove the increases, which were partially offset by higher costs per pound and the impact of lower volumes.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures were $12.1 million and $174.6 million for the first quarter of fiscal 2024 and 2023, respectively. The results in the current quarter include earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated joint venture in Minnesota, while results in the prior year quarter also included earnings associated with the Company’s 50 percent interests in LW EMEA and LWAMSA. The results in the prior year quarter include a $144.5 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts ($107.2 million after-tax, or $0.74 per share), and a $15.1 million gain (before and after-tax, or $0.10 per share) recognized in connection with the LWAMSA Acquisition, which related to remeasuring the Company’s previously held 50 percent ownership interest to fair value.

Excluding these items, equity method investment earnings declined $2.9 million compared to the prior year quarter, largely due to LW EMEA earnings being included in the prior year quarter.

Liquidity and Cash Flows

As of August 27, 2023, the Company had $163.3 million of cash and cash equivalents, with no borrowings outstanding under its $1.0 billion U.S. revolving credit facility.

Net cash provided by operating activities was $334.6 million, up $142.5 million versus the prior year quarter, primarily due to higher earnings, offset partially by unfavorable changes in working capital. Capital expenditures were $304.7 million, up $183.5 million versus the prior year quarter, primarily reflecting increased investments to support capacity expansion projects and to upgrade the Company’s information systems and ERP infrastructure.

Capital Returned to Shareholders

In the first quarter of fiscal 2024, the Company returned $40.8 million to shareholders through cash dividends and $100.0 million through share repurchases, with an aggregate of 992,365 shares repurchased at an average price per share of $100.77. The Company has approximately $124 million remaining under its existing share repurchase program.

Fiscal 2024 Outlook

The Company raised its financial targets for fiscal 2024, which include:

●	Net sales of $6.8 billion to $7.0 billion, including $1.1 billion to $1.2 billion of incremental sales attributable to the consolidation of the financial results of LW EMEA during the first three quarters of the fiscal year. The Company is continuing to target net sales, excluding incremental sales attributable to the LW EMEA Acquisition, to grow 6.5 percent to 8.5 percent, and to be largely driven by pricing actions. Sales volumes are expected to be primarily pressured by the Company’s decisions to strategically manage customer and product mix by exiting certain lower-priced and lower-margin business. In addition, the Company believes softening restaurant traffic trends in the U.S. and other key markets due to macroeconomic headwinds may also pressure volumes.

The Company previously expected to deliver net sales of $6.7 billion to $6.9 billion, including $1.0 billion to $1.1 billion of incremental sales attributable to the consolidation of the financial results of LW EMEA.

●	Net income of $800 million to $870 million and Diluted EPS of $5.47 to $5.92, including a net loss from foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability of $6.6 million ($4.7 million after-tax, or $0.03 per share) during the first quarter of fiscal 2024. The Company previously expected to deliver net income of $725 million to $790 million and Diluted EPS of $4.95 to $5.40.

Excluding foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability, Adjusted Net Income(1) of $805 million to $875 million, Adjusted Diluted EPS(1) of $5.50 to $5.95, and Adjusted EBITDA(1) of $1,540 million to $1,620 million (+26% compared to fiscal 2023 using the mid-point). The Company expects higher sales and gross profit will largely drive anticipated earnings growth in fiscal 2024. The Company continues to expect gross profit growth will be partially offset by higher SG&A of $765 million to $775 million, largely reflecting: incremental expense attributable to the consolidation of the financial results of LW EMEA; increased investments to upgrade the Company’s information systems and ERP infrastructure; non-cash amortization of intangible assets associated with the LW EMEA Acquisition; and higher compensation and benefits expense due to increased employee headcount. The Company previously expected Adjusted EBITDA(1) of $1,450 million to $1,525 million.

The Company also updated its target of interest expense, net to approximately $155 million, down from the Company’s previous estimate of approximately $165 million.

The Company continues to target:

●	Depreciation and amortization expense of approximately $325 million;

●	Cash used for capital expenditures of $800 million to $900 million as the Company continues construction of previously-announced capacity expansion efforts in China, Idaho, the Netherlands and Argentina, as well as capital investments to upgrade its information systems and ERP infrastructure; and

●	An effective tax rate(2) (full year) of 23 percent to 24 percent.

End Notes

(1)	Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its first quarter fiscal 2024 results at 10:00 a.m. EDT today, October 5, 2023. Participants in the U.S. and Canada may access the conference call by dialing 888-254-3590 and participants outside the U.S. and Canada should dial +1-323-794-2551. The conference ID is 8815419. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://event.webcasts.com/starthere.jsp?ei=1633450&tp_key=3ea65b6559

A rebroadcast of the conference call will be available beginning on Friday, October 6, 2023, after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Income Tax Expense, and Adjusted Equity Method Investment Earnings (Loss), each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as income from operations, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.

Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding foreign currency exchange and unrealized derivative activities and items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.

The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, integration and acquisition costs and related fair value adjustments, impacts of unrealized mark-to-market derivative gains and losses, foreign currency exchange, and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA to GAAP net income or diluted earnings per share has not been provided.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “believe,” “will,” “continue,” “deliver,” “drive,” “grow,” “remain,” “invest,” “improve,” “manage,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, potato crop, pricing actions, integration of LW EMEA, and business and financial outlook and prospects, the Company’s industry, and global economic conditions. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials and other commodities; labor shortages and other operational challenges; an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for the Company’s products; risks associated with integrating acquired businesses, including LW EMEA; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions of the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with other possible acquisitions; the Company’s debt levels; changes in the Company’s relationships with its growers or significant customers; actions of governments and regulatory factors affecting the Company’s businesses; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended
	August 27,	August 28,
	2023 (1)	2022
Net sales	$1,665.3	$1,125.6
Cost of sales (2)	1,165.8	852.3
Gross profit	499.5	273.3
Selling, general and administrative expenses (3)	176.2	116.3
Income from operations	323.3	157.0
Interest expense, net	30.7	26.0
Income before income taxes and equity method earnings	292.6	131.0
Income tax expense	69.9	73.7
Equity method investment earnings (4)	12.1	174.6
Net income	$234.8	$231.9
Earnings per share:
Basic	$1.61	$1.61
Diluted	$1.60	$1.60
Dividends declared per common share	$0.280	$0.245
Weighted average common shares outstanding:
Basic	145.7	144.0
Diluted	146.6	144.6

(1)	The thirteen weeks ended August 27, 2023 included the consolidated financial statements of LW EMEA whereas in the same period in the prior year, LW EMEA’s financial results were recorded in “Equity method investment earnings.” For more information about the LW EMEA Acquisition, see Note 3, Acquisitions, of the Notes to Consolidated Financial Statements in the Company’s fiscal 2023 Annual Report on Form 10-K filed with the SEC on July 25, 2023 (the “Form 10-K”).
(2)	The thirteen weeks ended August 27, 2023 included $31.7 million unrealized gain ($23.8 million after-tax, or $0.16 per share) related to mark-to-market adjustments associated with commodity hedging contracts and $22.5 million ($16.7 million after-tax, or $0.11 per share) of costs related to the step-up and sale of inventory acquired in the LW EMEA Acquisition.

The thirteen weeks ended August 28, 2022 included a $4.0 million unrealized loss ($3.0 million after-tax, or $0.02 per share) related to mark-to-market adjustments associated with commodity hedging contracts.

(3)	The thirteen weeks ended August 27, 2023 included (a) $7.4 million ($5.5 million after-tax, or $0.04 per share) of foreign currency exchange losses, (b) a $4.4 million unrealized loss ($3.3 million after-tax, or $0.02 per share) related to mark-to-market adjustments associated with currency hedging contracts, and (c) $4.0 million ($3.0 million after-tax, or $0.02 per share) of integration and acquisition-related expenses.

The thirteen weeks ended August 28, 2022 included $1.0 million ($0.7 million after-tax, with no per share impact) of foreign currency exchange losses.

(4)	Equity method investment earnings for the thirteen weeks ended August 28, 2022 included a $144.5 million ($107.2 million after-tax, or $0.74 per share) unrealized gain related to mark-to-market adjustments associated with commodity and currency hedging contracts.

Equity method investment earnings for the thirteen weeks ended August 28, 2022 also included a $15.1 million (before and after-tax, or $0.10 per share) gain recognized in connection with the LWAMSA Acquisition, which increased the Company’s total equity ownership in LWAMSA from 50 percent to 90 percent. This gain related to remeasuring the Company’s previously held 50 percent ownership interest to fair value.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, in millions, except share data)

	August 27,	May 28,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$163.3	$304.8
Receivables, less allowance for doubtful accounts of $2.5 and $2.6	725.7	724.2
Inventories	872.9	932.0
Prepaid expenses and other current assets	84.4	166.2
Total current assets	1,846.3	2,127.2
Property, plant and equipment, net	3,008.6	2,808.0
Operating lease assets	145.6	146.1
Goodwill	1,041.7	1,040.7
Intangible assets, net	108.8	110.2
Other assets	388.6	287.6
Total assets	$6,539.6	$6,519.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$140.8	$158.5
Current portion of long-term debt and financing obligations	55.1	55.3
Accounts payable	678.5	636.6
Accrued liabilities	411.0	509.8
Total current liabilities	1,285.4	1,360.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,248.5	3,248.4
Deferred income taxes	255.8	252.1
Other noncurrent liabilities	246.9	247.8
Total long-term liabilities	3,751.2	3,748.3
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 150,679,160 and 150,293,511 shares issued	150.7	150.3
Treasury stock, at cost, 5,752,260 and 4,627,828 common shares	(427.8)	(314.3)
Additional distributed capital	(548.7)	(558.6)
Retained earnings	2,354.6	2,160.7
Accumulated other comprehensive loss	(25.8)	(26.8)
Total stockholders’ equity	1,503.0	1,411.3
Total liabilities and stockholders’ equity	$6,539.6	$6,519.8

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, in millions)

	Thirteen Weeks Ended
	August 27,	August 28,
	2023	2022
Cash flows from operating activities
Net income	$234.8	$231.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	70.1	49.8
Stock-settled, stock-based compensation expense	9.9	7.6
Equity method investment earnings in excess of distributions	(12.2)	(174.6)
Deferred income taxes	3.6	34.5
Other	9.3	(2.8)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	0.4	9.9
Inventories	60.2	(51.5)
Income taxes payable/receivable, net	61.2	42.3
Prepaid expenses and other current assets	62.8	45.5
Accounts payable	(22.4)	24.3
Accrued liabilities	(143.1)	(24.8)
Net cash provided by operating activities	$334.6	$192.1
Cash flows from investing activities
Additions to property, plant and equipment	(267.3)	(101.2)
Additions to other long-term assets	(37.4)	(20.0)
Acquisition of interests in joint ventures, net	—	(42.3)
Other	(0.1)	(3.4)
Net cash used for investing activities	$(304.8)	$(166.9)
Cash flows from financing activities
Proceeds from issuance of debt	15.1	13.8
Repayments of short-term borrowings, net	(18.9)	(8.0)
Repayments of debt and financing obligations	(13.7)	(35.3)
Dividends paid	(40.8)	(34.4)
Repurchase of common stock and common stock withheld to cover taxes	(113.5)	—
Other	0.1	0.4
Net cash used for financing activities	$(171.7)	$(63.5)
Effect of exchange rate changes on cash and cash equivalents	0.4	(1.4)
Net decrease in cash and cash equivalents	(141.5)	(39.7)
Cash and cash equivalents, beginning of period	304.8	525.0
Cash and cash equivalents, end of period	$163.3	$485.3

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
			Year-Over-
	August 27,	August 28,	Year Growth
	2023	2022	Rates	Price/Mix	Volume
Segment net sales
North America	$1,135.4	$955.6	19%	24%	(5%)
International (1)	529.9	170.0	212%	18%	194%
	$1,665.3	$1,125.6	48%	23%	25%

Segment Adjusted EBITDA
North America	$379.4	$231.8	64%
International (1)	89.6	33.1	171%

(1)	The Company acquired the remaining equity interest in LW EMEA in the fourth quarter of fiscal 2023. Accordingly, LW EMEA’s net sales and adjusted EBITDA are reported in the International segment for the thirteen weeks ended August 27, 2023, whereas in the same period in the prior year, the Company’s 50 percent equity interest in LW EMEA was recorded using equity method accounting. As a result, LW EMEA’s net sales are not included in the International segment’s net sales for the thirteen weeks ended August 28, 2022, and only 50 percent of LW EMEA’s adjusted EBITDA is reported in the International segment.

Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs, foreign currency exchange gains and losses, unrealized mark-to-market derivative gains and losses, and items discussed in footnotes (1)-(4) to the Consolidated Statements of Earnings.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

				Equity
	Income		Income	Method
	From	Interest	Tax Expense	Investment		Diluted
Thirteen Weeks Ended August 27, 2023	Operations	Expense	(Benefit) (1)	Earnings (Loss)	Net Income	EPS
As reported	$323.3	$30.7	$69.9	$12.1	$234.8	$1.60
Unrealized derivative losses (gains) (2)	(27.3)	—	(6.8)	—	(20.5)	(0.14)
Foreign currency exchange losses (2)	7.4	—	1.9	—	5.5	0.04
Items impacting comparability (2):
Inventory step-up from acquisition	22.5	—	5.8	—	16.7	0.11
Integration and acquisition-related items, net	4.0	—	1.0	—	3.0	0.02
Total adjustments	6.6	—	1.9	—	4.7	0.03
Adjusted (3)	$329.9	$30.7	$71.8	$12.1	$239.5	$1.63

Thirteen Weeks Ended August 28, 2022
As reported	$157.0	$26.0	$73.7	$174.6	$231.9	$1.60
Unrealized derivative losses (gains) (2)	4.0	—	(36.3)	(144.5)	(104.2)	(0.72)
Foreign currency exchange losses (2)	1.0	—	0.3	—	0.7	—
Item impacting comparability (2):
Gain on acquisition of interest in joint venture	—	—	—	(15.1)	(15.1)	(0.10)
Total adjustments	5.0	—	(36.0)	(159.6)	(118.6)	(0.82)
Adjusted (3)	$162.0	$26.0	$37.7	$15.0	$113.3	$0.78

(1)	Items are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnotes (1)-(4) to the Consolidated Statements of Earnings for a discussion of the adjustment items.

(3)	See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA which is defined as earnings, less interest expense, income tax expense, depreciation and amortization, foreign currency exchange and unrealized mark-to-market derivative gains and losses, and comparability items, and is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA.

	Thirteen Weeks Ended
	August 27,	August 28,
	2023	2022
Net income	$234.8	$231.9
Interest expense, net	30.7	26.0
Income tax expense	69.9	73.7
Income from operations including equity method investment earnings (1)	335.4	331.6
Depreciation and amortization (2)	70.8	57.6
Unrealized derivative losses (gains)	(27.3)	4.0
Unconsolidated joint venture unrealized derivative gains	—	(144.5)
Foreign currency exchange losses	7.4	1.0
Items impacting comparability (3):
Inventory step-up from acquisition	22.5	—
Integration and acquisition-related items, net	4.0	—
Gain on acquisition of interest in joint venture	—	(15.1)
Adjusted EBITDA (4)	$412.8	$234.6

(1)	Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. Lamb Weston accounted for its investment in LWAMSA and LW EMEA under the equity method of accounting until July 2022 and February 2023, respectively, when Lamb Weston acquired majority ownership and began to account for the investments by consolidating their respective financial results in Lamb Weston’s consolidated financial statements. See Note 4, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K, for more information.

(2)	Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.2 million and $8.9 million for the thirteen weeks ended August 27, 2023 and August 28, 2022, respectively.

(3)	See footnotes (1)-(4) to the Consolidated Statements of Earnings for more information.

(4)	See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, in millions)

Thirteen Weeks Ended August 27, 2023	North America	International	Unallocated Corporate Costs (1)	Total Company
Income from operations	$323.6	$40.9	$(41.2)	$323.3
Equity method investment earnings	12.1	—	—	12.1
Income from operations including equity method investment earnings	335.7	40.9	(41.2)	335.4
Depreciation and amortization (2)	43.7	26.2	0.9	70.8
Unrealized derivative losses (gains) (3)	—	—	(27.3)	(27.3)
Foreign currency exchange losses	—	—	7.4	7.4
Items impacting comparability (4):
Inventory step-up from acquisition	—	22.5	—	22.5
Integration and acquisition-related items, net	—	—	4.0	4.0
Adjusted EBITDA	$379.4	$89.6	$(56.2)	$412.8

Thirteen Weeks Ended August 28, 2022
Income from operations	$186.0	$6.8	$(35.8)	$157.0
Equity method investment earnings	4.5	25.6	144.5	174.6
Income from operations including equity method investment earnings	190.5	32.4	108.7	331.6
Depreciation and amortization (2)	41.3	15.8	0.5	57.6
Unrealized derivative losses (gains) (3)	—	—	4.0	4.0
Foreign currency exchange losses	—	—	1.0	1.0
Unconsolidated joint venture unrealized derivative gains (3)	—	—	(144.5)	(144.5)
Item impacting comparability (4):
Gain on acquisition of interest in joint ventures	—	(15.1)	—	(15.1)
Adjusted EBITDA	$231.8	$33.1	$(30.3)	$234.6

(1)	The Company’s two segments include corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and services, foreign exchange gains and losses, and unrealized mark-to-market derivative gains and losses. Support services include, but are not limited to, the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments.

Unallocated corporate costs for the thirteen weeks ended August 27, 2023 included unallocated corporate costs of LW EMEA whereas in the same period in the prior year, the Company’s portion of LW EMEA’s unallocated corporate costs were recorded in “Equity method investment earnings” in the International segment.
(2)	Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.2 million and $8.9 million for the thirteen weeks ended August 27, 2023 and August 28, 2022, respectively.
(3)	The thirteen weeks ended August 27, 2023, included a net $27.3 million unrealized mark-to-market gain on derivatives, including a $31.7 million ($23.8 million after-tax, or $0.16 per share) gain related to the Company’s commodity hedging contracts recorded in “Cost of sales” in the Consolidated Statement of Earnings and a $4.4 million ($3.3 million after-tax, or $0.02 per share) unrealized mark-to-market loss related to currency hedging contracts and recorded in “Selling, general, and administrative expenses” in the Consolidated Statement of Earnings.

The thirteen weeks ended August 28, 2022, included a net $140.5 million unrealized mark-to-market gain on derivatives, including a $144.5 million ($107.2 million after-tax, or $0.16 per share) gain related to commodity hedging contracts recorded in “Equity method investment earnings” in the Consolidated Statement of Earnings and a $4.0 million ($3.0 million after-tax, or $0.02 per share) unrealized mark-to-market loss related to other commodity hedging contracts recorded in “Cost of sales” in the Consolidated Statement of Earnings.

(4)	See footnotes (1)-(4) to the Consolidated Statements of Earnings for more information. See “Non-GAAP Financial Measures” in this press release for additional information.